NEWS FOR RELEASE: 12/14/00 - 4:00 p.m. US ET

CONTACT:  Lee A. Brown
          Ramtron
          719-481-7213
          lee.brown@ramtron.com

                         INFINEON TECHNOLOGIES TO MAKE
                       $30 MILLION INVESTMENT IN RAMTRON

                Investment provides chip giant with access to
                       next-generation memory technology

COLORADO SPRINGS, CO - December 14, 2000-Ramtron International Corporation (Nasdaq:RMTR), a leading developer of specialty semiconductor memory products, announced today that Infineon Technologies AG (NYSE:IFX) has agreed to make a $30 million investment in the company. Earlier this year, Infineon also made an investment in Ramtron's DRAM product subsidiary, Enhanced Memory Systems, Inc. Infineon will provide Ramtron with $10 million in cash and $20 million in Infineon stock, in exchange for an approximate 20% stake in Ramtron. The companies also entered into a separate cross-license agreement that provides Infineon with a nonexclusive license to Ramtron's FRAM memory technology, and Ramtron with access to certain Infineon technologies relating to the fabrication of FRAM memories.

"This investment further evidences our commitment to the development of highly innovative and differentiated IC memory solutions for burgeoning wired and wireless applications," said Harald Eggers, senior vice president and general manager of Infineon's Memory Products Division. "We view this partnership as another step in our long-term collaboration with Ramtron for the development of FRAM-based IC solutions. FRAM memory technology has matured significantly over the last 12 months, and we feel it holds particular promise in the future of the semiconductor market."

"This investment is a major endorsement of Ramtron's FRAM memory technology," said Ramtron Chairman and CEO, L. David Sikes. "Infineon's move toward high-value memory components and application solutions aligns with our own product vision and strategy. We continue to have an excellent working relationship with Infineon, and we look forward to making additional progress in our FRAM business through this expanded partnership."

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Under the terms of the investment agreement, Ramtron will issue $30 million of
Ramtron stock, or approximately 4,430,000 shares, in two closings, the first for $10 million in cash and the second for $20 million of Infineon stock, or approximately 443,480 Infineon shares. The number of shares required for the transactions was determined by calculating the average of the closing prices of Infineon and Ramtron stock for five days prior to the signing of the agreement. Ramtron has agreed to a holding period that prohibits the transfer or disposition of Infineon stock for a minimum of six months following the subscription date, after which Ramtron has the right to transfer up to 25% of the total number of Infineon shares after 6, 9, 12, and 18-months following the subscription date. Infineon will receive restricted stock from Ramtron and has agreed to a minimum holding period of 12 months. Infineon may transfer up to 50% of the total number of Ramtron shares after 12 and 18-months following the subscription date. In addition to the aforementioned considerations, Infineon will receive the right to designate two individuals to serve on Ramtron's Board of Directors. The closings of the transactions are subject to certain conditions, including regulatory approval under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and registration in Germany of the Infineon capital increase represented by the approximately 443,480 Infineon shares to be issued to Ramtron.

FRAM memory is a next-generation, high-performance memory that retains data without power. The combined features of FRAM memory are not available in any other single semiconductor memory product. Ramtron currently markets a full line of memory products, including seven new products introduced during the last 12 months. Current applications for Ramtron's products include electronic power meters, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source. The technology is also ideally positioned for emerging mobile-computing and communications applications.

Infineon/Ramtron History

In January, Infineon acquired 20% of Ramtron's wholly owned subsidiary, Enhanced Memory Systems, Inc. (EMS), which provided EMS with access to Infineon's leading edge DRAM technology and manufacturing capacity. EMS receives access to Infineon's world-class advanced DRAM process and design technology, as well as committed wafer capacity for up to $200 million of product annually. This expanded partnership marks the beginning of Infineon's cooperation with Ramtron on nonvolatile FRAM memory technology.

About Infineon

Infineon Technologies AG, headquartered in Munich, Germany, offers semiconductor and system solutions for applications in the wired and wireless communications markets, for security systems and smartcards, for the automotive and industrial sectors, as well as for memory products. With a global presence, Infineon operates in the U.S. from San Jose, CA, in the Asia-Pacific region from Singapore, and in Japan from Tokyo. In the fiscal year 2000 (ended September), the company achieved sales of Euro 7.28 billion with approximately 29,000 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol:
IFX).  Further information is available at www.infineon.com.

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About Ramtron

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combine high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. The company also develops and markets ultra-high-performance EDRAM and ESDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

Except for historical information, the statements preceding contain forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is www.ramtron.com

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